UNITED STATES
                       SECURITIES AND EXCHANGE COMMISSION
                             Washington, D.C. 20549


                                    FORM 8-K

                                 CURRENT REPORT

     Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

       Date of Report (date of earliest event reported): September 7, 2004


                                 FX ENERGY, INC.
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             (Exact name of registrant as specified in its charter)

            Nevada                        000-25386             87-0504461
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(State or other jurisdiction of   (Commission File Number)     (IRS Employer
 incorporation or organization)                              Identification No.)

              3006 Highland Drive, Suite 206
                   Salt Lake City, Utah                        84106
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         (Address of principal executive offices)            (Zip code)

       Registrant's telephone number, including area code: (801) 486-5555

                                       N/A
          ------------------------------------------------------------
          (Former name or former address, if changed since last report)


Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

[ ] Written communications pursuant to Rule 425 under the Securities Act (17 CFR
    230.425)

[ ] Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR
    240.14a-12)

[ ] Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange
    Act (17 CFR 240.14d-2(b))

[ ] Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange
    Act (17 CFR 240.13e-4(c))

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                             ITEM 8.01--OTHER EVENTS

         On September 7, 2004, FX Energy, Inc. reported that drilling is underway on the Sroda-4 well in the Fences II project area in western Poland. The well plans to test Rotliegendes sandstone at a depth of approximately 3,500 meters. The Sroda-4 well is the first well to be drilled by FX Energy in the Fences II project area. The Polish Oil and Gas Company ("POGC") owns a 51% interest and will operate the well, and FX Energy owns the remaining 49% interest.

         Operations on the Rusocin-1 well are expected to begin later this month with a projected spud date in early October. The Rusocin-1 well will test a pinch-out target in the Rotliegendes sandstone at a depth of approximately 2,500 meters. POGC is the operator and owns 51% and FX Energy owns 49%. The Rusocin-1 well is located approximately 8 kilometers south of the Zaniemysl-3 well, a successful Rotliegendes discovery announced earlier this year.

         FX Energy will pay 100% of the drilling costs on the Sroda and Rusocin wells, all of which will apply to its earning requirements for the Fences I and II project areas. Upon completion of the drilling phase of the wells, FX Energy will have fully earned its interest in the Fences I and II project areas and will own a 49% interest in approximately 900,000 acres and a 24.5% in the 45,000 acre Zaniemysl area in Fences I.

         FX Energy also reported that five new drilling prospects have been identified by its technical team. FX Energy is in discussions with POGC in order to begin the approval process necessary prior to drilling. A seismic acquisition program to provide additional data for drill site selection on three of the prospects has already been approved and is scheduled to be completed within the next 30 days. In order to keep its drilling program on schedule for 2005, FX Energy believes it needs to get these prospects into POGC's approval and tender process, so that drilling additional wells can begin as soon as possible.

         Three of the prospects, Dolsk (Gawrony), Donotowo and Lugi (Gola), are pinch-out type plays; the other two, Srem (Groblenka) and Mieczewo, are structural plays. All of the prospect names are subject to change during the approval process with POGC.

         Domestically, FX Energy plans to drill three wells in close proximity to its producing fields in Railroad Valley, Nevada, over the next several months. The cost of these wells is not expected to exceed $250,000.

         In conjunction with the completion of the April 15, 2004, European offering and the subsequent sale of 950,000 shares of common stock to existing stockholders with contractual antidilution rights, their successors-in-interest and others, FX Energy's cash position now stands at approximately $35 million.

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

         FX Energy holds interests in four project areas in Poland:

         o The Fences I project area covers approximately 265,000 acres in western Poland's Permian Basin. FX Energy holds a 49% interest except for approximately 45,000 acres around the Zaniemysl-3 well where FX holds 24.5%, CalEnergy holds 24.5%, and POGC holds 51%.

         o The Fences II project area covers approximately 670,000 acres in western Poland's Permian Basin. FX Energy has a 49% interest in Fences II and POGC holds 51%.

         o The Fences III project area covers approximately 770,000 acres in western Poland's Permian Basin. FX Energy holds a 100% interest.

         o The Wilga project area covers approximately 250,000 acres in central Poland; FX Energy holds a 45% interest.

         This report contains forward-looking statements. Forward-looking statements are not guarantees of future drilling or other exploration or development results, the actual presence or recoverability of estimated reserves, the ability to establish reserves equal to the potential of exploration targets, production amounts or revenues, construction costs or schedules or similar matters. Forward-looking statements are subject to risks and uncertainties outside FX Energy's control. Actual events or results may differ materially from the forward-looking statements. For a discussion of additional contingencies and uncertainties to which information respecting future events is subject, see FX Energy's 2003 annual report on Form 10-K and other SEC reports.


                                   SIGNATURES

         Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

                                              FX ENERGY, INC.
                                              Registrant


Dated:  September 7, 2004                     By  /s/ Scott J. Duncan
                                                 -------------------------------
                                                 Scott J. Duncan, Vice President

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